ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is dated as of March 12, 2010, and is by and among Sun Zone Investments Limited, a company organized under the laws of the British Virgin Islands (“Sun Zone”), and Sze Kit Ting (collectively with Sun Zone, “Sellers”), SGOCO Technology Ltd. (f/k/a Hambrecht Asia Acquisition Corp.), a company organized under the laws of the Cayman Islands (the “Company”), and certain holders of securities of the Company, who execute a counterpart signature page hereto (each a “Sponsor” and collectively “Sponsors”), and Grand Pacific Investment Limited as escrow agent (the “Escrow Agent”).  The Company, Sellers, Sponsors and Escrow Agent are referred to collectively herein as the “Parties”).  Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Exchange Agreement (as defined below).

RECITALS

WHEREAS, the Company has entered into that certain Share Exchange Agreement (the “Exchange Agreement”), dated as of February 12, 2010, as amended, by and among the Company, Honesty Group Holdings Limited (“Honesty Group”), and Sellers, who collectively own all of the outstanding shares of Honesty Group (the “Honesty Group Shares”), pursuant to which Sellers will exchange all of the Honesty Group Shares for up to 14,300,000 ordinary shares of the Company (the “HMAUF Shares”); and

WHEREAS, pursuant to the Exchange Agreement, Sellers will be entitled to receive 5,800,000 of the HMAUF Shares (the “Seller Earn-Out Shares”) only if certain operating results described in the Exchange Agreement (“Earn-Out Milestones”) are met and, until such conditions are met, the Company and Sellers have agreed that the Seller Earn-Out Shares will be held in escrow in accordance with the terms of this Agreement; and

WHEREAS, in connection with entering into the Exchange Agreement, and as a condition to the execution by Sellers of the Exchange Agreement, Sponsors have entered into that certain Sponsor Agreement with Sellers, dated as of February 12, 2010, as amended by Amendment No. 1 to Sponsor Agreement, dated March 11, 2010 (as so amended, the “Sponsor Agreement”), pursuant to which each Sponsor agreed to deposit in escrow certain HMAUF Shares owned by such Sponsor subject to the Company meeting the Earn-Out Milestones (the “Sponsor Earn-Out Shares”), and each Sponsor agreed to deposit in escrow certain HMAUF Shares owned by such Sponsor subject to fulfillment of certain conditions (the “Conditions”) set forth in the Sponsor Agreement, each as set forth opposite such Sponsor’s name on Exhibit A hereto to be held in escrow in accordance with the terms of this Agreement  (the “Sponsor Conditional Shares” and the Seller Earn-Out Escrow Shares, the Sponsor Earn-Out Escrow Shares and the Sponsor Conditional Shares, collectively, the “Escrow Shares”); and

WHEREAS, the Company, Sponsors and Sellers desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided; and

WHEREAS, certain of the Sponsors, consisting of John Wang, Robert J. Eu, Cannon Family Irrevocable Trust, AEX Enterprises Limited, W.R. Hambrecht + Co., LLC, Hambrecht 1980 Revocable Trust, Shea Ventures LLC, and Marbella Capital Partners Ltd (the “Initial Sponsors”) have entered into a Securities Escrow Agreement (the “IPO Escrow Agreement”), dated as of March 7, 2008, with Continental Stock Transfer & Trust Company, as escrow agent (the “IPO Escrow Agent”), pursuant to which the Initial Sponsors have deposited in escrow their HMAUF Shares to be held for a period of one year following the Closing of the transactions contemplated by the Exchange Agreement or another Business Combination as described in the IPO Escrow Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the Parties hereto agree as follows:

1. Appointment of Escrow Agent.  The Company, Sponsors and Sellers hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Escrow Shares.

(a) At the Closing, the Company shall deliver to the Escrow Agent certificates representing the Seller Escrow Shares issued in the names of Sellers and in the denominations set forth on Exhibit B.

(b) At the Closing, each Sponsor whose HMAUF Shares are not held by the IPO Escrow Agent shall deliver to the Escrow Agent certificate(s) representing such his or its Sponsor Earn-Out Shares and Sponsor Conditional Shares.  At the Closing, each Sponsor whose HMAUF Shares are held by the IPO Escrow Agent shall deliver irrevocable instructions to the IPO Escrow Agent to deliver to the Escrow Agent his or its Sponsor Earn-Out Shares and Sponsor Conditional Shares at the time such Shares would otherwise be delivered to such Sponsor under the IPO Escrow Agreement (the “Release Date”).

(c) At the Closing, each Seller and each Sponsor shall deliver to the Escrow Agent all stock powers, assignments and related documents as may be necessary to effect the transfer to the Company and cancellation of such Seller’s Seller Escrow Shares or such Sponsor Earn-Out Shares and Sponsor Conditional Shares.

3. Escrow Period.  The term of this Agreement (the “Escrow Period”) is from the Closing Date to the date on which the Escrow Agent disburses all of the Escrow Shares according to the terms and conditions herein.

4. Disbursement of the Earn-Out Shares.

(a) Within ten (10) Business Days (as hereinafter defined) after each of the First Earn-Out Milestone Date and the Second Earn-Out Milestone Date, the Company shall give notice to the other Parties to this Agreement specifying whether the applicable Earn-Out Milestone has been met (a “Satisfaction Notice”); provided, however, that no notice pursuant to this Section 4 shall be required to be given to, or permitted to be given by, Sponsors with respect to the Second Earn-Out Milestone Date if the First Earn-Out Milestone has been met for purposes of this Agreement.  In the event the Company fails to timely deliver a Satisfaction Notice, any Seller or Sponsor may give notice that the Applicable Earn-Out Milestone has been met (an “Earn-Out Notice”) to each of the other parties to this Agreement. For purposed of this Agreement, the term “Business Days” shall mean Monday through Friday of each week other than any days when banks generally and federal or central government offices in New York, U.S.A., China or Hong Kong are authorized or required to be closed.

(b) The Satisfaction Notice shall include a calculation of the Income from Existing Operations for the year ended December 31, 2010 (in the case of the Satisfaction Notice given after the First Earn-Out Milestone Date) or the year ended December 31, 2011 (in the case of the Satisfaction Notice given after the Second Earn-Out Milestone Date).

(c) Within fifteen (15) Business Days after the giving of any Satisfaction Notice or Earn-Out Notice, any Seller or Sponsor or, in the case of an Earn-Out Notice, the Company, may dispute the determination set forth in the Satisfaction Notice or Earn-Out Notice (the “Dispute Period”), by written notice to the other parties (the “Dispute Notice”).  If no Dispute Notice is given during the Dispute Period: (i) any determination in the Satisfaction Notice that an Earn-Out Milestone has not been met, and (ii) any determination in a Satisfaction Notice or an Earn-Out Notice that the applicable Earn-Out Milestone has been met, shall be final for all purposes under this Agreement.

(d) If any party timely gives a Dispute Notice, the Company shall make available to the Sellers, the Sponsors and their respective advisors all books and records or copies thereof used by the Company or that are reasonably necessary to determine whether the First Earn-Out Milestone or the Second Earn-Out Milestone, as applicable, has been met (the “Applicable Records”).  The Applicable Records will be made available upon written request, at the offices of the Company where they are customarily maintained, during normal business hours.  Review of the Applicable Records shall be conducted in a manner which is not unreasonably disruptive of the business operations of the Company and its subsidiaries.  The provisions of Section 9.2 [Confidentiality] of the Exchange Agreement shall apply to the Sellers and the Sponsors and the respective advisors with respect to the information in the Applicable Records to the same extent as if such Section were included herein.

(e) If any of the Company, a Seller or a Sponsor timely gives a Dispute Notice (in each case, creating an “Earn-Out Dispute”), the Company, the Sellers and the Sponsors shall use reasonable business efforts to resolve the dispute within a period of 30 days following the Dispute Notice.  If the Earn-Out Dispute has been resolved, a joint notice of the resolution by the Company and any Sellers or Sponsors who have timely delivered a Dispute Notice shall be given to all of the parties to this Agreement.  If no resolution has been reached in such 30-day period, then the Company or any Seller or Sponsor may submit the Earn-Out Dispute (a “Dispute Submission”) to a firm of independent accountants located in China with expertise in U.S generally accepted accounting principles applicable to public companies (the “Accountants”) and shall provide a copy of the Dispute Submission to the Company (if the Dispute Submission is made by a Seller or Sponsor), the Sellers and the Sponsors; provided, a Dispute Submission with respect to the Second Earn-Out Milestone may not be made by a Sponsor if the First Earn-Out Milestone has been met for purposes of this Agreement and a copy of any Dispute Submission with respect to the Second Earn-Out Milestone need not be given to the Sponsors if the First Earn-Out Milestone has been met for purposes of this Agreement.  The Company shall, following reasonable notice and during regular business hours, make available to the Accountants all Applicable Records.  The Accountants’ sole review shall be to calculate the Income from Existing Operations in accordance with U.S. GAAP, consistently applied, and to confirm that, based on reasonable testing conducted consistently with U.S. generally accepted auditing standards, the Applicable Records used to calculate the Income from Existing Operations have been maintained in accordance with U.S. GAAP, consistently applied.  The Accountants shall give notice specifying the amount of Income from Existing Operations as calculated by the Accountants (the “Accountants’ Determination”) to each of the Parties.  The Accountants’ Determination shall be final and binding upon the Parties for all purposes of this Agreement.  If the Earn-Out Dispute relates to the First Earn-Out Milestone and the Accountants’ Determination is that the Income from Existing Operations for the year ended December 31, 2010 is greater than US $15,000,000, then the First Earn-Out Milestone shall be deemed to have been met; otherwise, the First Earn-Out Milestone shall be deemed not to have been met.  If the Earn-Out Dispute relates to the Second Earn-Out Milestone and the Accountants’ Determination is that the Income from Existing Operations for the year ended December 31, 2011 is greater than US $20,000,000, then the Second Earn-Out Milestone shall be deemed to have been met; otherwise, the Second Earn-Out Milestone shall be deemed not to have been met.

(f) For purposes of this Agreement, the “Determination Date” shall be:

(i) If the Company gives a Satisfaction Notice and no Seller or Sponsor gives an Earn-Out Notice during the Dispute Period, the last day of the Dispute Period;

(ii) If (x) the Company does not timely give a Satisfaction Notice, (y) a Seller or Sponsor gives an Earn-Out Notice, and (z) the Company does not give a Dispute Notice during the Dispute Period, the last day of the Dispute Period; or

(iii) If there is an Earn-Out Dispute, the date on which the Accountants give notice of the Accountants’ Determination.

(g) Within ten (10) Business Days after the applicable Determination Date, the Escrow Agent shall disburse the Seller and Sponsor Earn-Out Shares held in escrow as follows:

(i) In the event that the First Earn-Out Milestone is met, the Escrow Agent shall (x) deliver 5,000,000 of the Seller Earn-Out Shares to Sellers in the amounts set forth on Exhibit B attached hereto; and (y) if a Notice of Conditions (as defined below) has been issued and such Notice confirms the Conditions have been met on or prior to the Determination Date, deliver to each Sponsor the appropriate Sponsor Earn-Out Shares.

(ii) In the event that the First Earn-Out Milestone is not met, no Escrow Shares shall be disbursed as a result of the occurrence of a Determination Date with respect to the First Earn-Out Milestone.

(iii) In the event the Second Earn-Out Milestone is met: (x)(1) if the First Earn-Out Milestone was met, the Escrow Agent shall deliver the remaining 800,000 Seller Earn-Out Shares to Sellers in the amounts set forth on Exhibit B attached hereto, or (2) if the First Earn-Out Milestone was not met, the Escrow Agent shall deliver all 5,800,000 Seller Earn-Out Shares to Sellers in the amounts set forth on Exhibit B attached hereto; and (y) if the Sponsors’ Earn-Out Shares were not delivered pursuant to Section 4(g)(i)(y) above and if a Notice of Conditions (as defined below) has been issued and confirms the Conditions have been met on or prior to the Determination Date, deliver to each Sponsor the appropriate Sponsor Earn-Out Shares.

(iv) In the event that the Second Earn-Out Milestone is not met but the First Earn-Out Milestone was met, the Escrow Agent shall: (x) deliver the remaining 800,000 Seller Earn-Out Shares to the Company, and (y) if the Sponsors’ Earn-Out Shares were not delivered pursuant to Section 4(g)(i)(y) above and if a Notice of Conditions has been issued and confirms the Conditions have been met on or prior to the Determination Date, deliver to each Sponsor the appropriate Sponsor Earn-Out Shares, if any, remaining in escrow.  All Escrowed Shares returned to the Company  will be returned to the status of authorized but unissued shares as of the Second Earn-Out Milestone Date.

(v) If neither Earn-Out Milestone is met and the Determination Date has occurred with respect to both the First Earn-Out Milestone and the Second Earn-Out Milestone, the Escrow Agent shall (i) deliver all 5,800,000 Seller Earn-Out Shares to the Company and such shares will be returned to the status of authorized but unissued shares as of the Second Earn-Out Milestone Date; and (ii) deliver all Sponsor Earn-Out Shares to the Company and such shares will be returned to the status of authorized but unissued shares as of the Second Earn-Out Milestone Date.

(vi) If, as of any Determination Date, a Notice of Conditions has been issued which states that the Conditions have not been met, or if no Notice of Conditions has been given, no Sponsor Earn-Out Shares shall be delivered to Sponsor and such Sponsor Earn-Out Shares shall remain in escrow until disbursed as provided in Section 5 below.

(h) The Escrow Agent shall deliver to the Company all stock powers, assignments and related documents as may be necessary to effect the transfer to the Company and cancellation of any Escrow Shares delivered to the Company pursuant to Section 4(g).  All other stock powers, assignments and related documents shall be returned to the Seller or Sponsor who delivered such documents to the Escrow Agent promptly after all of the Escrow Shares have been disbursed by the Escrow Agent.

5. Disbursement of the Sponsor Conditional Shares.

(a) Within ten (10) Business Days after the earlier of satisfaction of the Conditions or December 31, 2011, the Company shall give notice to the other Parties to this Agreement specifying whether the Conditions to release of the Sponsor Conditional Shares have been met (a “Notice of Conditions”).

(b) If the Notice of Conditions states that the Conditions to the rights of the Sponsors to the return of the Sponsor Conditional Shares have been met, within ten (10) Business Days after the Notice of Conditions is delivered, the Escrow Agent shall disburse the Sponsor Conditional Shares held in escrow to the appropriate Sponsors together with the Sponsor Earn-Out Shares, if the First Earn-Out Milestone has been met.

(c) If the Notice of Conditions states that the Conditions to the rights of the Sponsors to the return of the Sponsor Conditional Shares have not been met, the Notice of Conditions shall specify which of the Conditions have not been met.  The Sponsors shall have ten (10) Business Days after the Notice of Conditions is delivered to dispute the Notice of Conditions by written notice (the “Conditions Dispute Notice”) to the Escrow Agent and the Company, setting forth with particularity the facts demonstrating satisfaction of the Conditions.  If no Conditions Dispute Notice is received by the Escrow Agent within such ten (10) Business Days, the Escrow Agent shall deliver all of the Sponsor Conditional Shares and Sponsor Earn-Out Shares to the Company and such shares will be returned to the status of authorized but unissued shares as of the date of the Notice of Conditions.

(d) Any disputes set forth in a timely Conditions Dispute Notice shall be resolved in the manner provided in the Sponsor Agreement.  Upon receipt by the Escrow Agent of joint written instructions from the Company and each of the Sponsors or a final arbitral award under the Sponsor Agreement, the Escrow Agent shall deliver the Sponsor Conditional Shares as set forth in the joint instructions or arbitral award.

6. Rights of Sponsors and Sellers in Escrow Shares.

(a) Adjustment of Escrow Shares. The number of HMAUF Shares deliverable upon meeting any Earn-Out Milestone or Conditions will be proportionately increased or decreased, or subject to such other adjustment, in the event of any stock dividend, stock split, or other recapitalization of the Company as may be necessary or appropriate so that the capital stock of the Company delivered to Sponsors and Sellers with respect to any Earn-Out Milestone or satisfaction of Conditions provides Sponsors and Sellers with the same economic and other benefits of ownership as they would have received if the number of HMAUF Shares delivered with respect to such Earn-Out Milestone or satisfaction of Conditions had been delivered to them at Closing.

(b) Distributions in Respect of the Escrow Shares.  Any capital stock of the Company or other consideration payable with respect to the HMAUF Shares held by the Escrow Agent in connection with any stock dividend, stock split, or other recapitalization of Company shall be issued or paid by the Company to the Escrow Agent at the same time that capital stock of the Company or other consideration is issued or paid to other shareholders of the Company in connection with such stock dividend, stock split, or other recapitalization of the Company.

(c) Voting Rights as a Shareholder. Except as herein provided, Sponsors and Sellers shall retain all of their rights as shareholders of HMAUF during the Escrow Period with respect to the Escrow Shares, including, without limitation, the right to vote such shares.

(d) Restrictions on Transfer. During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Shares except (i) by gift to an affiliate or a member of the Sponsor or Seller’s immediate family or to a trust or other entity, the beneficiary of which is such Sponsor or Seller or a member of such Sponsor or Seller’s immediate family, (ii) by virtue of the laws of descent and distribution upon death of any Sponsor or Seller, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and the Sponsor Agreement, as amended.  During the Escrow Period, Sponsors and Sellers shall not pledge or grant a security interest in the Escrow Shares or grant a security interest in their rights under this Agreement.

6. Concerning the Escrow Agent.

(a) Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons.  The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a written document delivered to the Escrow Agent signed by the proper Party or Parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(b) Indemnification.  The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent.  Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other Parties hereto in writing.  In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the Parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered.  The provisions of this Section 6(b) shall survive in the event the Escrow Agent resigns or is discharged pursuant to this Agreement.

(c) Compensation.  The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder, as set forth on Exhibit C hereto. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

(d) Further Assurances.  From time to time on and after the date hereof, the Company, Sponsors and Sellers shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(e) Resignation.  The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other Parties hereto written notice and such resignation shall become effective as hereinafter provided.  Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent, appointed by the Company and approved by Sponsors and Sellers, the Escrow Shares held hereunder.  If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

(f) Discharge of Escrow Agent.  The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by all the other Parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 6(e).

(g) Liability.  Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

7. Miscellaneous.

(a) Governing Law.  This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York.  Except as otherwise expressly provided in the Sponsor Agreement or Section 4 hereof, each of the Parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the Parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

(b) Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that the Escrow Agent may only assign any of its rights or delegation of any of its obligations hereunder in accordance with Section 6(e) hereof.

(c) Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or by private national courier service, or be mailed, certified or registered mail, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if sent by private international courier service, four Business Days after delivery to the courier, or, if mailed, ten Business Days after the date of mailing, as follows:

If to the Company, to:

SGOCO Technology Ltd.
SGOCO Technology Park
Loushan, Jinjiang City
Fujian, China 32200
Attn:  Burnette Or, President

If to a Sponsor or a Seller, to its address set forth
on the applicable signature page hereto, and

If to the Escrow Agent, to:

Grand Pacific Investment Limited
50th Floor, Bank of China Tower
1 Garden Road, Central, Hong Kong
Attn: Cheng Hoo, Executive Director

A copy of any notice sent hereunder shall be sent to:

Nixon Peabody LLP
One Embarcadero Center
Suite 1800
San Francisco, California 94111
Attn: David Cheng, Esq.

and

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Giovanni Caruso, Esq.

The Parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

(d) Counterparts.  This Agreement may be executed in several counterparts each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

(e) Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by written instrument signed by each of the Parties (or any successor thereto), or, in the case of a waiver, by the Party or Parties waiving compliance.  No delay on the part of any Party hereof in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise hereof or the exercise of any other rights, power or privilege hereunder.

(f) Entire Agreement.  This Agreement, the Exchange Agreement and the Sponsor Agreement contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect hereof.

(g) Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

HAMBRECHT ASIA ACQUISITION CORP. (to be known as SGOCO TECHNOLOGY LTD.)

By:	/s/ John Wang
Name: John Wang
Title: CEO

SUN ZONE INVESTMENTS LIMITED

By:	/s/ Or Tin Man
Name: Tin Man Or
Title: Owner
Address:

/s/Ting Sze Kit
SZE KIT TING

Address:

Signature Page to Escrow Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

For individual Sponsors:	For Sponsors other than individuals:

/s/ John Wang	Cannon Family Irrevocable Trust
John Wang
	By:	/s/ Stephen N. Cannon
Name: Stephen N. Cannon
/s/ Robert Eu	Title: Trustee
Robert Eu
AEX Enterprises Limited

	By:	/s/ Robert Eu

W.E. Hambrecht + Co.,LLC

	By:	/s/ W.R. Hambrecht

Hambrecht 1980 revocable trust

	By:	/s/ W.R. Hambrecht

Shea Ventures LLC

	By:	/s/ Ronald Lakey
Roanld Lakey, Vice President

Marella Capital Partners, Ltd.

	By:	/s/ John Wang
John Wang

Address(for all Sponsors): Address: 13/F Tower 2 New World tower 18 Queens Road Central Hong Kong